Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made on March 5, 2015, by and between Kindred Healthcare Operating, Inc., a Delaware corporation (the “Company”), and Patricia Henry (the “Executive”), with the intent that it become effective as of the 1st day of April, 2015 (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, the Executive is employed by the Company, a wholly-owned subsidiary of Kindred Healthcare, Inc., and the parties hereto desire to revise the terms of Executive’s employment by the Company.

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements contained herein, and intending to be legally bound hereby, the Company and Executive agree as follows:

1. Employment. The Company hereby agrees to employ Executive and Executive hereby agrees to be employed by the Company on the terms and conditions herein set forth. This Agreement shall become effective upon the Effective Date and shall expire on September 30, 2016 unless earlier terminated as provided herein (the “Term”). The Company may terminate this Agreement upon written notice to Executive in the event of: (a) the death or disability of Executive, (b) a material breach of any of the terms of this Agreement by Executive, subject to prior written notice to Executive from the Company and a reasonable opportunity for Executive to cure the breach, (c) the commission by Executive of any act of fraud or embezzlement, (d) any material violation of the Company’s policies known to Executive, or (e) the conviction of Executive for any financial crime or any felony. For purposes of this Agreement, “disability” shall mean Executive’s absence from Executive’s duties hereunder for a period of 90 days due to disability as defined in the Company’s long-term disability plan.

2. Duties. Executive is engaged by the Company as “Senior Advisor, RehabCare”, reporting directly to the Chief Executive Officer. Executive’s duties will include, without limitation, the following: (a) provide transition coaching and consultation to the President of RehabCare; (b) assist as needed with new RehabCare business development initiatives and the extension of existing contracts; (c) provide input and assistance to the RehabCare strategic planning process; (d) assist with client retention efforts; (e) participate, as appropriate, in regulatory and government affairs; and (f) other leadership duties mutually agreed between both parties.

3. Extent of Services. During the Term, Executive shall devote appropriate working time, attention, labor, skill and energies to the business of the Company and the fulfillment of her duties under this Agreement.

4. Compensation. As compensation for services hereunder rendered, Executive shall receive during the Term:

(a) A base salary (“Base Salary”) of $627,276 per year payable in equal installments in accordance with the Company’s normal payroll procedures.

(b) In satisfaction of the annual bonus Executive would otherwise have been eligible to receive in respect of 2015 under the Company’s short-term incentive plan and long-term incentive plan, the Company shall pay to Executive an amount equal to the product of (i) 24.38% multiplied by (ii) the annual bonus, if any, to which the Executive would have been entitled for 2015 if she had remained in her former role of President, RehabCare for the duration of 2015, as determined in accordance with the terms and conditions of the applicable short-term incentive plan and long-term incentive plan of the Company. Such amounts shall be paid no later than March 30, 2016. The Executive’s existing long-term incentive plan balance will be paid in the ordinary course. Executive will not otherwise have any further participation in the Company’s short-term incentive plan, long-term incentive plan or incentive equity compensation plan.

5. Benefits.

(a) Executive shall be entitled to participate during the Term in any and all pension benefit, welfare benefit (including, without limitation, medical, dental, disability and group life insurance coverages) and fringe benefit plans from time to time in effect for officers of the Company and its subsidiaries.

(b) During the Term, Executive shall be entitled to continued vesting in Executive’s outstanding equity awards in accordance with the terms and conditions of such awards and the Company’s equity plans as may be in effect from time to time.

(c) The Company shall reimburse Executive for reasonable expenses incurred in connection with the Executive’s performance of her duties under this Agreement, in accordance with the Company’s reimbursement policies and procedures as may be in effect from time to time.

6. Obligations of the Company Upon Termination.

(a) Following any termination of Executive’s employment hereunder, the Company shall pay Executive her Base Salary through the date of termination and any amounts owed to Executive pursuant to the terms and conditions of the benefit plans and programs of the Company at the time such payments are due.

(b) Following the Executive’s date of termination, the Executive shall retain the Company-provided home computer and related equipment which Executive is utilizing as of the date of termination.

(c) Following the Term, Executive shall be entitled to participate for a period of eighteen (18) months in any and all pension benefit, welfare benefit (including, without limitation, medical, dental, disability and group life insurance coverages) and fringe benefit plans from time to time in effect for officers of the Company and its subsidiaries. Executive shall be responsible for any cost for such insurance coverage; provided, however, that the Company will pay to Executive a lump sum payment equal to the monthly employer subsidy of such costs for the duration of such eighteen (18) month period, plus an amount necessary to cover any incremental taxes incurred by Executive related to such payment. Following such eighteen (18) month period, the Executive shall be entitled to receive continuation coverage under Part 6 of Title I of ERISA by treating the end of such eighteen (18) month period as the applicable qualifying event (i.e., as a termination of employment) for the purposes of ERISA Section 603(2) and with the concurrent loss of coverage occurring on the same date, to the extent allowed by applicable law.

(d) Any outstanding unvested stock options, stock performance units or similar equity awards (other than restricted stock awards) held by Executive on the Executive’s date of termination shall continue to vest in accordance with their original terms (including any related performance measures) for a period of twelve (12) months immediately following such date of termination as if Executive had remained an employee of the Company through the end of such twelve (12) month period and any such stock option, stock performance unit or other equity award (other than restricted stock awards) that has not vested as of the conclusion of such period shall be immediately cancelled and forfeited as of such date. In addition, Executive shall have the right to continue to exercise any outstanding vested stock options held by Executive during such twelve (12) month period; provided that in no event shall Executive be entitled to exercise any such option beyond the original expiration date of such option. Any outstanding restricted stock award held by Executive as of the Executive’s date of termination that would have vested during the twelve (12) month period immediately following such date of termination had Executive remained an employee of the Company through the end of such twelve (12) month period shall be immediately vested as of such date of termination and any restricted stock award that would not have vested as of the conclusion of such twelve (12) month period shall be immediately cancelled and forfeited as of the date of termination.

7. Disputes. Any dispute or controversy arising under, out of, or in connection with this Agreement shall, at the election and upon written demand of either party, be finally determined and settled by binding arbitration in the City of Louisville, Kentucky, in accordance with the Labor Arbitration rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof. The Company shall pay all costs of the arbitration but each party shall be responsible for paying its own attorneys’ and accountants’ fees.

8. Successors.

(a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, or any business of the Company for which Executive’s services are principally performed, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid, which assumes and agrees to perform this Agreement by operation of law, or otherwise.

9. Other Severance Benefits. Executive hereby agrees that in consideration for the payments to be received under this Agreement, Executive waives any and all rights to any payments or benefits under any severance plans or arrangements of the Company or its respective subsidiaries that specifically provide for severance payments, except for any amounts earned by Executive under the Company’s long-term incentive plan that have not been distributed.

10. Withholding. All payments to be made to Executive hereunder will be subject to all applicable required withholding of taxes.

11. Cancellation of Prior Agreements; Resignation. Executive hereby acknowledges and agrees that this Agreement is intended to and does hereby replace that certain employment agreement dated as of December 19, 2011 between Executive and the Company, and that certain change in control severance agreement dated as of June 1, 2011 between Executive and the Company and that both such agreements are cancelled, terminated and of no further force and effect and Executive waives any and all claims related to such agreements. By execution of this Agreement, effective as of the Effective Date, Execute hereby resigns her position as President, RehabCare and her position as an officer of the Company and any of its affiliates.

12. Non-Competition. The provisions of this Section 12 and any related provisions shall survive termination of this Agreement and/or Executive’s employment with the Company as provided herein and do not supersede, but are in addition to and not in lieu of, any other agreements signed by Executive concerning non-competition, confidentiality, solicitation of employees, or trade secrets, and are included in consideration for the Company entering into this Agreement. Executive’s right to receive and retain the benefits specified in this Agreement are conditioned upon Executive’s compliance with the terms of this Section 12:

(a) Non-Compete Agreement.

(1) During the Term of this Agreement and during the one (1) year period following the Term (i.e., until the first anniversary of the date the Executive’s employment terminates) (the “Post-Termination Period”), the Executive shall not, without prior written approval of the Company’s Chief Executive Officer, become an officer, employee, agent, partner, or director of, or provide any services or advice to or for, any business enterprise in substantial direct competition (as defined in Section 12(a)(2)) with the Company. The above constraint shall not prevent the Executive from making passive investments, not to exceed five percent (5%) of the total equity value, in any enterprise where Executive’s services or advice is not required or provided.

(2) For purposes of this Section 12(a), a business enterprise with which the Executive becomes associated as an officer, employee, agent, partner, or director shall be considered in substantial direct competition with the Company if such entity competes with the Company or any of its direct or indirect subsidiaries in the Rehabilitation Business (as defined below) or provides services or products of a type which is marketed, sold or provided by the Company or any of its direct or indirect subsidiaries or affiliates related to the Rehabilitation Business (including but not limited to any product or service which the Company or any such other entity is developing) within the state or country where the Company or any such direct or indirect subsidiary or affiliate then provides or markets or plans to provide or market any such service or product as of the date of termination of Executive’s employment. For purposes of this Agreement, “Rehabilitation Business” shall mean the provision of rehabilitation services, including physical and occupational therapies and speech pathology services, to residents and patients of hospitals, nursing centers, assisted living facilities and hospice providers. Notwithstanding the above, Executive shall not be restricted from providing direct patient care as a speech pathologist as long as Executive does not serve in any executive or managerial role.

(3) During the Executive’s employment with the Company and during the Post-Termination Period, the Executive shall not, without prior written approval of the Company’s Chief Executive Officer, directly or indirectly, solicit, provide to, take away, or attempt to take away or provide to any customer or solicited prospect of the Company or any of its direct or indirect subsidiaries any business of a type which the Company or such subsidiary provides or markets or which is competitive with any business then engaged in (or product or services marketed or planned to be marketed) by the Company or any of its direct or indirect subsidiaries; or induce or attempt to induce any such customer to reduce such customer’s business with that business entity, or divert any such customer’s business from the Company and its direct or indirect subsidiaries; or discuss that subject with any such customer.

(4) During the Executive’s employment with the Company and during the Post-Termination Period, the Executive shall not, without prior written approval of the Company’s Chief Executive Officer, directly or indirectly solicit the employment of, recruit, employ, hire, cause to be employed or hired, entice away, or establish a business with, any then current officer, office manager, staffing coordinator or other employee or agent of the Company or any of its direct or indirect subsidiaries or affiliates (other than non-supervisory or non-managerial personnel who are employed in a clerical or maintenance position) or any other such person who was employed by the Company or any of its direct or indirect subsidiaries or affiliates within the twelve (12) months immediately prior to the date of termination of Executive’s employment; or suggest to or discuss with any such employee the discontinuation of that person’s status or employment with the Company or any of its direct or indirect subsidiaries and affiliates, or such person’s employment or participation in any activity in competition with the Company or any of its direct or indirect subsidiaries or affiliates.

(b) Confidential Information. The Executive has received (and will receive) under a relationship of trust and confidence, and shall hold in a fiduciary capacity for the benefit of the Company, all “Confidential Information” and secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies or direct or indirect subsidiaries, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). During the Executive’s employment with the Company and after termination of the Executive’s employment with the Company, the Executive shall never, without the prior written consent of the Company, or as may otherwise be required by law or legal process, use (other than during Executive’s employment with the Company for the benefit of the Company), or communicate, reveal, or divulge any such information knowledge or data, to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 12(b) constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement. “Confidential Information” means confidential and/or proprietary information and trade secrets of or relating to the Company or any of its direct or indirect subsidiaries and affiliates (and includes information the disclosure of which might be injurious to those companies), including but not limited to information concerning personnel of the Company or any of its direct or indirect subsidiaries and affiliates, confidential financial information, customer or customer prospect information, information concerning temporary staffing candidates, temporary employees, and personnel, temporary employee and customer lists and data, methods and formulas for estimating costs and setting prices, research results (such as marketing surveys, or trials), software, programming, and programming architecture, enhancements and developments, cost data (such as billing, equipment and programming costs projection models), compensation information and models, business or marketing plans or strategies, new products or marketing strategies, deal or business terms, budgets, vendor names, programming operations, information on proposed acquisitions or dispositions, actual performance compared to budgeted performance, long-range plans, results or internal analyses, computer programs and programming information, techniques and designs, business and marketing plans, acquisition plans and strategies, divestiture plans and strategies, internal valuations of Company assets, and trade secrets, but does not include information generally known in the marketplace. In addition, Confidential Information includes information of another company given to the Company with the understanding that it will be kept confidential. All Confidential Information described herein is and constitutes trade secret information (regardless of whether the same is legally determined to be a trade secret) and is not the property of the Executive.

(c) Provisions Relating To Non-Competition, Non-Solicitation and Confidentiality. The provisions of this Section 12 shall survive the termination of Executive’s employment and this Agreement and shall not be affected by any subsequent changes in employment terms, positions, duties, responsibilities, authority, or employment termination, permitted or contemplated by this Agreement. To the extent that any covenant set forth in this Section 12 of this Agreement shall be determined to be invalid or unenforceable in any respect or to any extent, the covenant shall not be void or rendered invalid, but instead shall be automatically amended for such lesser term, to such lesser extent, or in such other lesser degree, as will grant the Company the maximum protection and restrictions on the Executive’s activities permitted by applicable law in such circumstances. In cases where there is a dispute as to the right to terminate the Executive’s employment or the basis for such termination, the term of any covenant set forth in Section 12 shall commence as of the date specified in the Notice of Termination and shall not be deemed to be tolled or delayed by reason of the provisions of this Agreement. The Company shall have the right to injunctive relief to restrain any breach or threatened breach of any provisions in this Section 12 in addition to and not in lieu of any rights to recover damages or cease making payments under this Agreement. The Company shall have the right to advise any prospective or then current employer of Executive of the provisions of this Agreement without liability. The Company’s right to enforce the provisions of this Agreement shall not be affected by the existence, or non-existence, of any other similar agreement for any other executive, or by the Company’s failure to exercise any of its rights under this Agreement or any other similar agreement or to have in effect a similar agreement for any other employee.

13. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered or sent by telephone facsimile transmission, personal or overnight couriers, or registered mail with confirmation or receipt, addressed as follows:

If to Executive:

Patricia Henry

2555 N. Pearl Street, #502

Dallas, TX 75201

If to Company:

Kindred Healthcare Operating, Inc.

680 South Fourth Street

Louisville, KY 40202

Attn: Corporate Secretary

14. Waiver of Breach and Severability. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by either party. In the event any provision of this Agreement is found to be invalid or unenforceable, it may be severed from the Agreement and the remaining provisions of the Agreement shall continue to be binding and effective.

15. Entire Agreement; Amendment. This instrument contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter hereof. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Executive and an executive officer of the Company.

16. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

17. Headings. The headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

19. Survival. Any provision of this Agreement creating obligations extending beyond the Term of this Agreement shall survive the expiration or termination of this Agreement, regardless of the reason for such termination.

20. Section 409A. If any provision of this Agreement (or any award of compensation or benefits provided under this Agreement) would cause Executive to incur any additional tax or interest under Section 409A of the Internal Revenue Code (the “Code”), the Company shall reform such provision to comply with 409A and agrees to maintain, to the maximum extent practicable without violating 409A of the Code, the original intent and economic benefit to Executive of the applicable provision; provided that nothing herein shall require the Company to provide Executive with any gross-up for any tax, interest or penalty incurred by Executive under Section 409A of the Code.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

KINDRED HEALTHCARE OPERATING, INC.

By:	/s/ Stephen R. Cunanan
Stephen R. Cunanan
Chief People Officer

/s/ Patricia Henry
PATRICIA HENRY

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